News Release	EXHIBIT 99

Dave & Buster’s Appoints Michael J. Griffith, Vice Chairman of Activision Blizzard,
to Board of Directors

Dallas, October 19, 2011 – Dave & Buster’s, Inc., a leading operator of high volume entertainment/dining venues, today announced that Michael Griffith has been appointed to serve as a member of the Company’s Board of Directors, effective November 1, 2011.  Mr. Griffith’s appointment will bring the total number of directors to nine and follows the recent additions of Jonathan Halkyard, CFO of Caesars Entertainment Corporation, and Kevin Sheehan, President and CEO of Norwegian Cruise Lines.

“We are delighted to welcome Mike to the Dave & Buster’s board.  He brings 30 years of experience marketing and growing leading consumer brands in domestic and international markets,” said Tyler Wolfram, Chairman of Dave & Buster’s and a Partner at Oak Hill Capital Partners.  “His expertise in both the interactive consumer gaming and branded consumer products industries will be very valuable as we continue to enhance the customer experience and grow the business.”

“Mike is a world-class executive and his addition to our board, as well as the recent additions of Mr. Halkyard and Mr. Sheehan, is a strong endorsement of the strength of the Dave & Buster’s brand,” said Steve King, Chief Executive Officer of Dave & Buster's.  “We welcome Mike’s significant industry and business experience as we continue to open new stores and bring our unique interactive entertainment and dining experience to new markets across the United States and Canada,” said Steve King, Chief Executive Officer of Dave & Buster's.

Mr. Griffith is currently Vice Chairman of Activision Blizzard, Inc., a leading electronic entertainment developer and publisher with preeminent positions across console, PC and online gaming segments.  From 2005 to 2010, he was President and CEO of Activision Publishing culminating in the combination of Activision and Blizzard Entertainment.  Prior to that, Mr. Griffith spent 24 years at Procter & Gamble where he held several executive roles.  Prior to his departure, he was named President, Global Beverages, a role he held from 2001 to 2005.

About Dave & Buster's
In May 2010, Oak Hill Capital Partners and the Dave & Buster's management team formed a partnership to acquire Dave & Buster's.  Founded in 1982 and headquartered in Dallas, Texas, Dave & Buster's is the premier national owner and operator of 57 high-volume venues that offer interactive entertainment options for adults and families, such as skill/sports-oriented redemption games and technologically advanced video and simulation games, combined with a full menu of high quality food and beverages.  Dave & Buster's currently has stores in 24 states and Canada.

Media Contact:
Lin-Hua Wu
Kekst and Company
415-852-3901
lin-wu@kekst.com